Exhibit 99.2

International Textile Group

Company Overview

International Textile Group was organized in March 2004 by WL Ross & Company to consolidate the businesses of leading textile and fabric manufacturers. ITG is a global, diversified provider of fabrics and textile solutions to leading woven apparel manufacturers, wholesalers and retailers, interior furnishings and industrial markets, and the U.S. government. ITG operates four business units.

ITG currently operates facilities in the United States and Mexico, as well as a joint venture in Turkey. Construction is underway for facilities in China, Nicaragua and Vietnam. ITG also operates regional offices in Shanghai and Hong Kong and has sales representatives throughout the world. ITG employs over 6,000 people worldwide.

Business Units

Cone Denim - Leading producer of denim includes combined denim operations of Cone Mills and Burlington Industries located in the U.S., Mexico and Turkey. Customers include Levi Strauss, VF (principal brands include Wrangler®, Lee® and Rustler), Gap, American Eagle, Buckle and Costco.

Burlington WorldWide - Leading provider of innovative apparel fabrics including synthetic, worsted wool, cotton, high-tech activewear, barrier products and uniform fabrics. Customers include the U.S. Government, Oxford Industries, Cintas Corporation, Bayer Clothing Group and Fechheimer Brothers.

Burlington House - Encompasses the Burlington House and Cone Jacquards business units. Provides a variety of interior fabrics including mattress ticking; decorative fabrics for bed and window; residential upholstery; contract fabrics for healthcare, hospitality and corporate settings. Customers include Sealy, Serta and Simmons for mattress fabrics.

Carlisle Finishing - A domestic commission dyeing, printing and finishing operation for woven and non-woven fabrics serving the apparel, special and home decorative markets. Customers include U.S. Government (military camouflage), Springs and Waverly.

Company History

Cone Denim’s heritage dates back to 1891 when two brothers, Moses and Ceasar Cone, built their first textile plant in Greensboro, NC. From that beginning, Cone quickly gained prominence as a leading innovator in denim. Today Cone Denim continues its leadership with the development of premium, vintage style and mainstream denims for leading apparel brands worldwide.

Burlington Industries was started in 1923 by J. Spencer Love, who was recently back from World War I. Finding employment was scarce he purchased a textile mill from his uncle and started what would become the world’s largest and most diversified textile company in the world. Burlington brand products continue to be known for innovation, styling and cutting-edge R&D.